Exhibit 10.1

Amendment No. 1 to International Assignment Employment Agreement

October 1, 2020

Brad Murray (the “Executive”) and Autoliv, Inc., a Delaware corporation, (the “Company”), together referred to as the “Parties”, have entered into an International Assignment Employment Agreement (the “Agreement”) on January 23, 2020.

This amendment (“Amendment”) to the Agreement is made between the Parties.

1.	Employment and Term
1.1

Effective November 1, 2020, Mr. Murray’s role as “President, Asia” and as a member of the Executive Management Team will end and his new role shall be “Senior Advisor to the Chief Executive Officer and President of the Company” with such duties, responsibilities, and authority as shall be assigned to him by the Chief Executive Officer.

1.2	The principal workplace for the Executive shall be the United States of America (“Host Country”).
1.3	The Executive shall continue to be deemed a senior executive officer of the Company, a Section 16 officer, PDMR, and Rule 144 Affiliate until his final date of employment.
1.4

The Executive’s employment income will continue to be tax equalized to the USA in accordance with the Company’s tax equalization policy. A tax equalization settlement will be made for each calendar year where such employment income is earned or paid. The annual reconciliation will be performed by a third party tax provider appointed by the Company. In the equalization settlement, the tax provider will calculate the Executive’s final hypothetical USA tax and social security liability which would have been due if the Executive would have worked in the USA. This final hypothetical tax liability will be compared with the taxes paid by the Executive during the year (both hypothetical and actual final tax). Assignment specific benefits such as housing and home leave travel are excluded from the equalization reconciliation as the Company covers the tax on such benefits. The Company will pay the associated costs for the equalization reconciliation. The settlement payment from the equalization calculation must be made within 60 days from receiving the calculation. The Company reserves the rights to deduct any amount due to the Company from any other payments due from the Company to the Executive.

2.	Other Conditions

All other terms and conditions linked to the Agreement remain unchanged.

On behalf of Autoliv, Inc.	The Executive

Mikael Bratt	Brad Murray

President and CEO